                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Millennium Chemicals Inc. (the 'Company') and Millennium America Inc. of our report dated January 30, 2003 relating to the Company's consolidated financial statements, which appears in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 30, 2003 relating to the Company's supplemental financial information and the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading 'Experts' in such registration statement.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 12, 2003